                                                                    EXHIBIT 12.1



                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)




                                                  Nine Months Ended                       Year Ended December 31,
                                             ---------------------------     -------------------------------------------------
                                             Oct. 2, 1994   Oct. 3, 1993       1993      1992      1991      1990      1989
                                             ------------   ------------     -------------------------------------------------

Earnings from continuing
  operations before
  extraordinary item . . . . . . . . . .       $ 68,063       $ 41,993       $ 65,226  $ 64,683   $ 2,209  $ 40,934  $ 50,030
Add (deduct):
  Income taxes:
     Federal and foreign . . . . . . . .         38,285         23,365         36,293    42,577    28,300    33,770    16,777
     State and local . . . . . . . . . .          4,410          1,112          1,877     1,886     1,538       913    (2,303)
  Portion of rents representative
     of interest factor (1). . . . . . .          3,060          3,213          4,078     4,283     4,268     4,246     3,998
  Interest expense . . . . . . . . . . .         67,455         84,235        111,497   137,797   201,954   206,027   214,983
                                               ------------------------------------------------------------------------------

Earnings from continuing
  operations before
  extraordinary item,
  as adjusted. . . . . . . . . . . . . .       $181,273       $153,918       $218,971  $251,226  $238,269  $285,890  $283,485
                                               ------------------------------------------------------------------------------
                                               ------------------------------------------------------------------------------

Fixed charges:
  Interest expense . . . . . . . . . . .       $ 67,455       $ 84,235       $111,497  $137,797  $201,954  $206,027  $214,983
  Capitalized interest . . . . . . . . .            821            873          1,140     1,196       955     1,015       577
  Portion of rents representative
     of interest factor (1). . . . . . .          3,060          3,213          4,078     4,283     4,268     4,246     3,998
                                               ------------------------------------------------------------------------------

Fixed charges. . . . . . . . . . . . . .       $ 71,336       $ 88,321       $116,715  $143,276  $207,177  $211,288  $219,558
                                               ------------------------------------------------------------------------------
                                               ------------------------------------------------------------------------------

Ratio of earnings to
  fixed charges. . . . . . . . . . . . .            2.5            1.7            1.9       1.8       1.2       1.4       1.3
                                               ------------------------------------------------------------------------------
                                               ------------------------------------------------------------------------------


- ---------------
Note:
     (1)  Estimated to be 1/3 of total rent expense.
